Exhibit 99.1

Rentech Announces Retirement of Dr. Mark S. Bohn

Names Peter S. Pedersen Vice President of Technology

DENVER, Oct. 4 /PRNewswire-FirstCall/ -- Rentech, Inc. (Amex: RTK) announced today the retirement of Dr. Mark S. Bohn, vice president of engineering, president of Rentech Services Corporation, and co-founder of the company, effective September 30, 2005.

Dr. Bohn, 55, who co-founded Rentech, Inc. in 1981 with Dr. Charles B. Benham, vice president of research and development at Rentech, was an instrumental figure in the development of the company’s Fischer-Tropsch gas-to-liquids/coal-to-liquids technology and positioning it for commercialization. Dr. Bohn also developed, staffed, and managed the Rentech research and development facility, as well as developed much of Rentech’s process flow software. Dr. Bohn will remain available to the company on a consulting basis.

Dr. Bohn, commenting on his retirement, stated: “I have been fortunate in many ways in my life. Certainly, the development of the Rentech Process technology and bringing it to a position to be commercialized has been a major highlight. I am thankful to the company and the shareholders for supporting the dream Chuck and I had more than twenty-five years ago. I also promised myself many years ago, that if I was able to, at age 55, I was going to retire. I have been able to position myself to do that and will be moving on to the next stage of my life. I feel the company is in an extraordinary position and, as I have expressed to Dennis and Hunt (Dennis L. Yakobson and Hunt Ramsbottom, CEO and president of Rentech, Inc., respectively), I believe it is in excellent hands.”

Dennis L. Yakobson, chairman and CEO of Rentech, addressing Dr. Bohn’s retirement stated: “Today is a day that I can say that I am very excited on one hand and somewhat saddened on the other. Mark and Chuck (Dr. Benham) gave me the opportunity to be part of Rentech, and we have had an extremely close and personal relationship for 25 years. His knowledge and expertise were especially important to the development of Rentech and getting the company poised for commercialization. I have to say that I am very happy and a little jealous, that at such a young age in relation to normal retirement, Mark has the opportunity to venture out and enjoy the fruits of his labors. All of us at Rentech, and I personally, wish Mark the very best.”

In addition, the company named Peter S. Pedersen, currently manager of project engineering, to the position of vice president of technology. This position will incorporate the position previously held by Dr. Bohn, as well as oversight responsibilities in research and development, pilot/demonstration plant development and operations. Mr. Pedersen has been employed by Rentech since May 2000 in an engineering capacity. He has been the company’s lead engineer in the design for several of Rentech’s gas-to-liquids feasibility studies and, more recently, the company’s feasibility study on a 10,000 barrel per day coal-to-liquids facility in the Powder River Basin of Wyoming that was supported by the Wyoming Business Council and the state of Wyoming governor’s office. Together with his employment at Rentech, Mr. Pedersen brings more than 25 years of experience in a combination of chemical process engineering and operations, as well as marketing and business management within the syngas, petrochemical, refining and offshore oil and gas related industries.

Mr. Pedersen received his Bachelor of Science degree in Chemical Engineering from the Technical University of Denmark, Lyngby, Denmark in 1979. Since that time, he was employed by Haldor Topsoe, Maersk Oil and Gas AS, and Howe-Baker Engineers in various high level engineering and marketing capacities.

Addressing the appointment of Peter S. Pedersen to vice president of technology, Hunt Ramsbottom, president of Rentech, commented: “During his employment at Rentech, Peter has established himself as a thorough manager with the direct capabilities the company views as necessary for moving its commercialization efforts forward. Peter’s active knowledge base and involvement in existing projects at Rentech, and his innovative engineering skills, make him an excellent choice for this position.”

About Rentech, Inc.

Rentech, Inc., a Colorado corporation, formed in 1981, is the developer and licensor of a patented and proprietary Fischer-Tropsch gas-to-liquids/coal-to-liquids process for conversion of synthesis gas made from natural gas, industrial off-gas, or solid or liquid carbon-bearing materials, including coal, into high-value fuels and chemicals. These include clean burning, ultra-low-sulfur and ultra-low-aromatic fuels, naphtha, waxes and fuel for fuel cells.

Safe Harbor

Certain information included in this report and other reports or materials filed or to be filed by the company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the company or its management) contain or will contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and pursuant to the Private Securities Litigation Reform Act of 1995. The forward-looking statements may relate to financial results and plans for future business activities and are thus prospective. The forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. They can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “anticipate,” “should” and other comparable terms or the negative of them. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Factors that could affect Rentech include, but are not limited to, market conditions especially demand for Rentech’s fuels; the commercial success of Rentech’s projects none of which are currently operating; Rentech’s ability to secure agreements with potential developers or investors and their ability to obtain financing necessary to execute the company’s plan for a projects including the Sand Creek PDU a decision by development parties to move forward with a specific commercial project that would license and utilize the Rentech Process technology; agreements with others related to proposed projects; the timing of potential projects; the performance of it fuels and technology; and the risk factors detailed from time to time in the company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and thus are current only as of the date made.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the company’s website at: www.rentechinc.com; or Tony Schor, Investor Awareness, Inc. at 847-945-2222 or by email at tony@investorawareness.com.

SOURCE  Rentech, Inc.
          -0-                                        10/04/2005
          /CONTACT:  Mark Koenig, Director of Investor Relations of Rentech, Inc., +1-303-298-8008, ext. 116, mkir@rentk.com; or Tony Schor of Investor Awareness, Inc., +1-847-945-2222, tony@investorawareness.com, for Rentech, Inc./
          /Web site:  http://www.rentechinc.com /
          (RTK)